Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Annual Report on Form 10-K of Great Elm Capital Group for the year ended June 30, 2017, our report dated March 29, 2017 (June 30, 2017 as it relates to the financial highlights in Note 11), relating to the financial statements of Great Elm Capital Corp included in Form N-2 (File No. 333-217222) filed with the SEC on June 30, 2017, and to the reference to us under the headings "Selected Financial Data” and “Independent Registered Public Accounting Firm" .

/s/ Deloitte & Touche LLP
McLean, VA
September 18, 2017